CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Disclosure of Portfolio Holdings,” “Shareholder Reports,” “Financial Highlights,” and “Independent Registered Public Accounting Firm and Legal Counsel,” and to the use of our report on the Nicholas Fund, Inc. dated May 1, 2006 in the Registration Statement (Form N-1A) of Nicholas Fund, Inc. and its incorporation by reference in the related Prospectus and Statement of Additional Information filed with the Securities and Exchange commission in this Post-Effective Amendment No. 54 to the Registration Statement under the Securities Act of 1933 (File No. 002-30447) and in this Amendment No. 33 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-01728).

/s/ ERNST & YOUNG LLP

Chicago, Illinois July 26, 2006